Exhibit 99.d.9.i

AMENDMENT #1 TO SUB-ADVISORY AGREEMENT

THIS AMENDMENT #1 (“Amendment”) to the Sub-Advisory Agreement (“Agreement”) dated October 1, 2014, by and between Mercer Investment Management, Inc., a Delaware Corporation (the “Advisor”) and NWQ Investment Management Company, LLC, a Delaware limited liability company (the “Sub-Advisor”), is made effective as of the 27th day of June, 2016.

RECITALS

WHEREAS, the Advisor has been retained to act as investment adviser pursuant to an amended and restated Investment Advisory Agreement, dated July 1, 2014, as amended from time to time (the “Advisory Agreement”), with the Mercer Funds (the “Trust”), a Delaware statutory trust registered with the U.S. Securities and Exchange Commission as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), which consists of several separate series of shares, each having its own investment objectives and policies, and which is authorized to create additional series in the future; and

WHEREAS, the Advisory Agreement permits the Advisor, subject to the supervision and direction of the Trust’s Board of Trustees, to delegate certain of its duties under the Advisory Agreement to other investment advisers, subject to the requirements of the 1940 Act; and

WHEREAS, the Sub-Advisor currently manages an allocated portion of the assets of the Mercer US Small/Mid Cap Value Equity Fund (the “SMID Cap Value Fund”), a series of the Trust under the Agreement; and

WHEREAS, the Board of Trustees of the Trust has approved a merger of the SMID Cap Value Fund with and into the Mercer US Small/Mid Cap Cap Growth Equity Fund, to be renamed the Mercer US Small/Mid Cap Equity Fund (the “SMID Cap Equity Fund”), a series of the Trust; and

WHEREAS, the Advisor and the Sub-Advisor intend to amend the Agreement to reflect (i) the termination of the Agreement with respect to the SMID Cap Value Fund and (ii) the Advisor’s appointment of the Sub-Advisor to provide investment management services with respect to an allocated portion of the assets of the SMID Cap Equity Fund, and to treat such portion of the SMID Cap Equity Fund assets allocated to the Sub-Advisor as “Sub-Advisor Assets,” as that term is defined in the Agreement, and the Sub-Advisor is willing to render such services, subject to the terms and conditions set forth in the Agreement; and

WHEREAS, the Agreement provides that the parties may mutually agree to supplement or amend any provision of the Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the promises and mutual agreements set forth herein, the parties hereby agree to amend the Agreement, as follows:

1.	The Agreement is hereby terminated with respect to the SMID Cap Value Fund, and amended to provide that the Advisor hereby appoints the Sub-Advisor to act as investment adviser for and to manage assets of the SMID Cap Equity Fund, subject to the supervision of the Advisor and the Board of Trustees of the Trust, and subject to the terms of the Agreement; and the Sub-Advisor hereby accepts such appointment.

2.	The Advisor and the Sub-Advisor each acknowledge that all of its respective representations and warranties contained in the Agreement are true and correct as of the date hereof.

3.	Exhibit A of the Agreement, the Fee Schedule, is hereby amended and replaced with Exhibit A to this Amendment:

4.	All other terms and provisions of the Agreement shall remain in full force and effect, except as modified hereby.

Mercer Investment Management, Inc.			NWQ Investment Management Company, LLC

By:	/s/ Stan Mavromates	By:	/s/ Darcy A. Gratz
	Name: Stan Mavromates		Name: Darcy A. Gratz
	Title: Chief Investment Officer		Title: Vice President